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                                                              Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)
                                Six
                                Months
                                Ended          Years Ended December 31
                                June 30, -------------------------------------
                                1998     1997     1996     1995    1994   1993
                                -------  ----     ----     ----    ----   ----
Income (loss) from continuing
 operations before income taxes $238.8 $(758.8)  $ 93.7  $(781.1) $ 14.6 $370.9
Add (deduct) share of loss
  (income) of associated
  companies                       (2.3)    5.9     (4.9)     5.0    16.6   14.5
                                ------  ------   ------  -------  ------ ------
    Subtotal                     236.5  (752.9)    88.8   (776.1)   31.2  385.4
                                ------  ------   ------  -------  ------ ------
Interest expense (net of
  interest capitalized)           89.1   233.2    249.7    202.1   203.7  241.7
Amortization of debt issuance
  expenses                         2.4     6.7      6.3      5.1     6.2    6.6
Portion of rental expense
  representative of interest      28.0    56.2     59.2     65.3    65.0   70.5
                                ------  ------  -------  -------  ------ ------
    Total Fixed Charges          119.5   296.1    315.2    272.5   274.9  318.8
                                ------  ------  -------  -------  ------ ------
Earnings (loss) from continuing
  operations before income
  taxes and fixed charges       $356.0 $(456.8)  $404.0  $(503.6) $306.1 $704.2
                                ====== =======   ======  =======  ====== ======
Ratio of earnings to fixed
  charges                         2.98    (a)      1.28     (a)     1.11   2.21
                                ======  ======  =======  =======  ====== ======

(a) Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $752.9 and $776.1 million, respectively.

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